Exhibit 99.1

NYSE: MGG

Date:	Sept. 5, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Prices Secondary Offering of Outstanding Common Units

Number of MGG Units Remains Unchanged

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today announced that MGG Midstream Holdings, L.P., as selling unitholder, priced a secondary offering of 8.5 million common units representing previously outstanding limited partner interests in MGG. MGG Midstream Holdings, L.P. will receive all net proceeds from the sale.

This offering is made pursuant to an effective shelf registration statement and prospectus filed by MGG with the Securities and Exchange Commission. Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers and joint underwriters for the offering.

MGG Midstream Holdings, L.P. is primarily owned by private equity firms Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P. Following this offering, MGG Midstream Holdings, L.P. will continue to own approximately 14% of the outstanding common units of MGG, with the public owning the remaining 86%.

This offering does not impact the amount of cash distributions paid by MGG or the total number of MGG units outstanding.

To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact Lehman Brothers Inc. c/o Broadridge Financial Services at 1155 Long Island Avenue, Edgewood, New York 11717, fax: (631) 254-7140, e-mail: qiana.smith@broadridge.com; or Morgan Stanley & Co. Incorporated, Attention: Prospectus Department at 180 Varick Street, New York, New York 10014, e-mail: prospectus@morganstanley.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.